Filed Pursuant to Rule 433
Registration File No. 333-296070
Free Writing Prospectus
Space Exploration Technologies Corp.
555,555,555 Shares of Class A Common Stock

Issuer:	Space Exploration Technologies Corp.

Symbol:	SPCX (Nasdaq and Nasdaq Texas)

Size:	$74,999,999,925

Shares Offered:	555,555,555 shares of Class A common stock (100% Primary)

Greenshoe:	83,333,333 shares of Class A common stock (100% Primary)

Price to Public:	$135.00 per share

Trade Date:	June 12, 2026

Closing Date:	June 15, 2026

CUSIP No:	84615Q 103

Joint Book-Running Managers:
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:
Allen & Company LLC
Cantor Fitzgerald & Co.
Needham & Company, LLC
Raymond James & Associates, Inc.
SG Americas Securities, LLC
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Banco BTG Pactual S.A. - Cayman Branch
ING Bank N.V.
Macquarie Capital (USA) Inc.
Mirae Asset Securities Co., Ltd.
Mizuho Securities USA LLC
Santander US Capital Markets LLC

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on June 11, 2026. The offering is being made by means of a prospectus. Copies of the final prospectus related to the offering, when available, may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 866-471-2526 or by email at prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014 or by email at prospectus@morganstanley.com; BofA Securities, Inc., Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001 or by email at dg.prospectus_requests@bofa.com; Citigroup Global Markets, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 1-800-831-9146; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.
This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.
Canada
A final base PREP prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces and territories of Canada.
The final base PREP prospectus and any amendment are accessible through SEDAR+. Copies of the documents may be obtained from RBC Dominion Securities Inc., 180 Wellington Street West, 8th Floor, Toronto, ON M5J 0C2, Attn: Distribution Centre, or via email at Distribution.RBCDS@rbccm.com. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the supplemented PREP prospectus and any amendment for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.
EEA
The Issuer is offering the shares in the DSP in Member States of the EEA solely in reliance on exemptions pursuant to Article 1(4) of the Regulation (EU) 2017/1129, as amended (the "Prospectus Regulation") from the obligation to publish a prospectus for the purposes of Article 3 of the Prospectus Regulation.
Japan
A securities registration statement relating to the initial public offering of shares of Class A common stock (“Securities”) in Japan has been filed with the Kanto Local Finance Bureau in Japan; once such registration statement becomes effective after filing of an amendment to such registration statement concerning pricing and other pricing-related information, the Securities may be acquired through, or sold in, the offering in Japan.
Investors should carefully review the prospectus, any amendment thereto and a public announcement of pricing and other pricing-related information, prepared or to be prepared by Space Exploration Technologies Corp. concerning the initial public offering of the Securities in Japan, which can be obtained from Mizuho Securities Co., Ltd. prior to making any investment decision in connection with the initial public offering of the Securities in Japan.